Exhibit 10.51

NEW JOB SUMMARY
FOR
PETER COOKE

DATE:	December 7, 2018

POSITION:	President, Emerging Markets, Australia and Japan

REPORTING TO:	Kevin Cordell

SALARY:
$407,000.00 (USD) annual salary, less withholdings for Australian taxes and other legally mandated withholdings. This amount will not be eligible for merit increases for the first two years in the new role.

PAY FREQUENCY:	Bi-Weekly

EMPLOYEE

INCENTIVE PLAN:
You remain eligible to participate in the Employee Incentive Plan with a target payout of 55% of your eligible earnings. The actual payout for this period will be dependent upon business performance as well as your individual performance. This target rate will be re-evaluated after the first year in the new role.

EQUITY:
Subject to Board of Directors approval and the terms of the Company’s equity incentive plan, you will be eligible for an equity grant under our long-term incentive grant guidelines.  The target grant for your role is 100% of base salary, but your actual equity grant may be above or below your target depending on, among other factors, final recommendation and approval by the Board and shares available under our equity incentive plan.

BENEFITS:	You will be eligible for Wright Medical’s Australian benefits package, including the Superannuation contribution, health benefits and auto allowance of $20,000 (AUD) per year.

RELATIONSHIP TO

OTHER AGREEMENTS:
Your acceptance below will evidence your agreement and acknowledgement that, except for your new position, this letter agreement does not constitute a contract of employment for a specific term, you remain an employee at will, and this letter agreement does not change or modify any other existing agreements between you and the Company or any subsidiary, including, without limitation, the Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Rights Agreement effective October 1, 2015, Indemnification Agreement effective October 1, 2015, Separation Pay Agreement effective October 1, 2015 (“SPA”), as modified by that certain letter agreement dated as of June 8, 2016 (the “2016 Relocation Agreement”), and that certain letter agreement dated as of May 9, 2018 (the “May 2018 Letter Agreement”), which agreements will remain in full force and effect in accordance with their existing terms; provided, however, that effective as of January 1, 2019, the Relocation Letter attached as Attachment 1 to the 2016 Relocation Agreement and the Company’s provision of benefits to you thereunder, shall terminate.

Pursuant to the 2016 Relocation Agreement and the May 2018 Letter Agreement, and in light of your receipt of the Retention Payment as provided therein, you will not be eligible to receive any further severance or other payments upon separation from service from the Company, irrespective of the reason for the separation of service, and irrespective of whether the separation is voluntary, involuntary, for cause, without cause or for alleged “good reason.”

EFFECTIVE DATE:	January 1, 2019

Congratulations on your new opportunity as President, Emerging Markets, Australia & Japan. I believe this role offers a unique opportunity for you to help us build a successful enterprise with a Team that is committed to our Customers, Employees, and Shareholders. I have no doubt Wright will continue to be a vehicle for growth, excitement, and success and that your contributions will be many and meaningful.

Kindest Regards,

/s/ Robert J. Palmisano
Robert J. Palmisano
President and Chief Executive Officer

I, Peter Cooke, accept this offer of employment and agree to the terms and conditions outlined in this letter.

/s/ Peter Cooke                             December 8, 2018
Executive Signature                            Date